Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE BYLAWS OF
NETWORK APPLIANCE, INC.

The undersigned, Leslie Paulides, hereby certifies that she is the duly appointed, qualified, and acting Vice President, Finance and Corporate Controller of Network Appliance, Inc., a Delaware corporation (the “Company”), and that on April 28, 2005 the Board of Directors of the Company adopted the following resolution pursuant to Article III, Section 1 of the Company’s Bylaws:

“I. Increase in the Number of Directors

WHEREAS: The Board deems it advisable and in the best interests of the Company and its stockholders to increase the number of authorized directors on the Board from nine (9) to ten (10); and

WHEREAS: Article III, Section 1 of the Bylaws of the Company states, in relevant part:

“The number of directors of this corporation that shall constitute the whole Board shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.”

NOW, THEREFORE, BE IT RESOLVED: That the number of authorized directors on the Board be, and hereby is, increased from nine (9) to ten (10).”

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 4th day of May, 2005.

/s/ Leslie Paulides

Leslie Paulides Vice President, Finance and Corporate Controller